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                                  EXHIBIT 99.1

                      PRESS RELEASE DATED NOVEMBER 26, 1996


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                                                                    [LETTERHEAD]

NEWS RELEASE                                                   November 26, 1996

Contacts:    Raymond J. Pacini, Chief Financial Officer,
             Koll Real Estate Group, Inc., 714-833-3030 x291
                         and
             Wilbur L. Ross, Senior Managing Director,
             Rothschild Inc., 212-403-3581

              KOLL REAL ESTATE GROUP, INC. AND REPRESENTATIVES OF
             ITS BONDHOLDERS REACH AGREEMENT TO DELEVERAGE COMPANY,
                             EXCHANGE DEBT FOR EQUITY

      PLAN WOULD GIVE BONDHOLDERS 90 PERCENT OF EQUITY IN THE RECAPITALIZED
                                     COMPANY

     NEWPORT BEACH, Calif. -- Koll Real Estate Group, Inc. (NASDAQ: KREG) announced today that it has reached an agreement with representatives of certain of the holders of its 12% senior-subordinated and subordinated pay-in-kind debentures due 2002 (the "Debentures") to de-leverage the Company's capital structure through a voluntary exchange of approximately $194 million face amount of debt for equity (the "Exchange Offer"). Senior-subordinated holders will receive approximately 4,525 shares (before consolidation of the preferred and common stock and before the proposed reverse split discussed below) for each $1,000 principal amount currently outstanding. Subordinated holders will receive approximately 2,262 shares (before consolidation and reverse split) for each $1,000 principal amount currently outstanding.

     A 100% acceptance rate for the Exchange Offer would result in 90% of the Company's equity, in the form of newly issued shares of common stock, being held by the Debentureholders (approximately 80% by senior-subordinated and 10% by subordinated). The remaining 10% of the Company's equity would be owned, in the aggregate, by current

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November 26, 1996                                                    Page 2 of 5

preferred and common stockholders. A condition to closing the Exchange Offer will be that a minimum of 90% of the face amount outstanding of the Debentures are tendered to the Company.

     "Upon completion of this transaction the Company will be virtually debt-free", said Donald M. Koll, the Company's Chairman and Chief Executive Officer . "The prospects for residential and commercial development, and in particular the Bolsa Chica project, have never been better during this decade and a clean balance sheet will allow the Company to realize its full potential."

     "The bondholders are accepting stock because we have great confidence in the Company's value and because this deal fairly allocates those values among the security holders", commented Wilbur L. Ross, Senior Managing Director of Rothschild Inc., financial advisors to the committee of bondholders.

     The Company expects to solicit the consent of its common and preferred stockholders to the Exchange Offer and to the consolidation of the preferred and common stock into a single class of common stock. Since the preferred stock became convertible in July 1994, over 3.6 million shares of preferred stock have
already been voluntarily converted into common stock.   In addition, all
stockholders will be asked to approve a reverse stock split, and the common stockholders will be asked to elect six new directors who have been nominated by a committee of the Debentureholders and to elect four of the Company's existing directors to be nominated by the Company.

     The Debentures were first issued in 1989, when the Company was spun-off from The Henley Group, Inc. Interest on the Debentures is currently paid "in-kind" through the

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November 26, 1996                                                    Page 3 of 5

issuance of additional Debentures (i.e. a non-cash expense). The Debentures are payable in common stock at maturity in March 2002, subject to certain conditions.

     Mr. Koll said that public focus on the Company's continued reporting of operating losses due to its overleveraged capital structure has overshadowed management's achievements since Koll first became involved with the Company in 1990. These achievements include:

     - Obtained State and County approval for a up to 3,300 unit residential development and wetlands restoration project at Bolsa Chica in Orange County, CA.
     - Generated more than $260 million in cash from the sale of real estate and other assets;
     -    Retired over $115 million in senior bank debt;
     - Used proceeds from asset sales to entitle and develop its California residential properties, primarily Bolsa Chica, Rancho San Pasqual and Fairbanks Highlands; and
     - Retired $53 million face amount of Debentures in 1993 in exchange for the Company's equity interest in Lake Superior Land Company (timberlands in Michigan and Wisconsin).

     Mr. Koll said that the Exchange Offer for the Debentures is part of the Company's overall plan to maximize asset values. In addition to deleveraging its capital structure, the Company will continue to:

     -    Maximize the value of its residential land holdings;
     - Capitalize on its expertise in entitlement projects by selling development services to other land owners;

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November 26, 1996                                                    Page 4 of 5

     - Expand its commercial development business with emphasis on developing relationships with corporate clients throughout the U.S.; and
     - Grow its international development services business, particularly in China and the Pacific Rim.

     Mr. Koll further stated that "We are pleased with the continued progress on the restoration and development of Bolsa Chica." The Bolsa Chica plan will phase out oil production in the 1,100 acre tract abutting the seaside in Orange County and create one of the largest urban wetland ecosystems in the U.S. Up to 3,300 homes are planned as part of this new community on approximately 390 acres near the new wetland ecosystem. The plan is estimated to generate $1.2 billion in new economic activity and create more than 10,000 new jobs in Southern California during its construction period.

     The Company is also continuing to work closely with various state and federal agencies, led by the California State Resources Agency, the California State Lands Commission and the U.S. Department of the Interior in an effort to complete the proposed sale of approximately 880 lowland acres owned by the Company at Bolsa Chica to the California State Lands Commission for $25 million. If the sale is completed, the Company would forego the opportunity to develop any homes in the lowlands.

     Under either scenario, more than 1,100 acres, or approximately 75 percent of the site, will be devoted to the restoration, creation and preservation of wetlands, open space, parks and trails. Under either scenario, infrastructure construction for the residential community of up to 2,500 homes on the Bolsa Chica mesa, including 25 acres of community parks, a 106 acre regional park and 13 miles of public access trails, is expected to begin in the second half of 1997.

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November 26, 1996                                                    Page 5 of 5

     During the last 18 months KREG has experienced a significant improvement in its commercial real estate development business throughout the U.S. and the Pacific Rim. The Company is currently developing a number of build-to-suits for corporate clients in the U.S. including Airborne Express, Associates Capital, Currency Systems International, Del Monte Foods, Electronic Data Systems, Frito Lay, Hunt Wesson, PetSmart, Phillips Driscopipe, Sierra Health Services and
Sterling Electronics.    KREG recently completed the development of a
manufacturing facility and distribution center for Nokia (cellular phones) in Reynosa, Mexico. The Company has also commenced a few speculative industrial projects in selective markets where current supply is limited, such as Rancho Cucamonga and Carlsbad, California. In the Pacific Rim, Koll Asia Pacific Development Services ("KAPDS", a joint venture between KREG and an affiliate) and its joint venture partner, Charoen Pokphand Group, recently broke ground on a 1.3 million square foot regional shopping center in Shanghai, China. KAPDS is also developing a 2.1 million square foot regional shopping mall and entertainment complex southwest of Taipei in Taiwan, Republic of China.

     Koll Real Estate Group provides commercial and residential real estate development services on a national and international basis. It holds a large residential land inventory in Southern California, including the Bolsa Chica property.

     A registration statement relating to the Exchange Offer is being prepared and will be filed with the Securities and Exchange Commission. The common stock will not be exchanged for the Debentures nor will offers to exchange be made or accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to exchange or the solicitation of an offer to exchange nor will there be any exchange of these securities in the state in which such offer, solicitation or exchange would be unlawful prior to registration or qualification under the securities law of any such state.

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